EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements No. 333-127449 and 333-127205 on Form S-3 and No. 333-116671 on Form S-8 of IA Global, Inc., our report dated October 21, 2005 relating to the financial statements of Global Hotline, Inc. and Subsidiaries, which appears in the Current Report on Form 8-K/A of IA Global, Inc. dated November 3, 2005.

/s/ Sherb & Co., LLP

New York, NY

November 3, 2005